Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE

FOURTH QUARTER AND FISCAL YEAR ENDED JANUARY 29, 2011

– Comparable store sales and gross margin rate exceeded expectations –

– Company provides outlook for 2011 –

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (February 23, 2011)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the fourth quarter and fiscal year ended January 29, 2011.

Overview of Results for the Fourth Quarter Ended January 29, 2011

For the fourth quarter ended January 29, 2011, the Company posted net income of $25.0 million, or $.14 per share. The results included an after-tax gain of $3.4 million, or $.01 per share, comprised of:

•	a net gain of $5.4 million primarily related to Saks Fifth Avenue store closings and

•	a $2.0 million non-cash pension charge related to excess lump sum distributions during 2010.

Excluding this net gain, the Company would have recorded net income of $21.6 million, or $.13 per share, for the fourth quarter ended January 29, 2011.

For the prior year fourth quarter ended January 30, 2010, the Company posted a net loss of $4.6 million, or $.03 per share. Those results included the following after-tax items totaling $14.8 million, or $.09 per share:

•	charges of $17.3 million related to asset impairments,

•	a $3.1 million non-cash pension charge related to excess lump sum distributions during 2009 primarily resulting from the Company’s 2009 reductions-in-force, and

•	a net gain of $5.6 million related to federal and state tax adjustments.

Excluding these items, the Company would have recorded net income from continuing operations of $10.2 million, or $.06 per share, for the prior year fourth quarter ended January 30, 2010.

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Overview of Results for the Fiscal Year Ended January 29, 2011

For the fiscal year ended January 29, 2011, the Company posted net income of $47.8 million, or $.30 per share. The results included an after-tax gain of $17.2 million, or $.11 per share, comprised of the following items:

•	charges of $7.5 million primarily related to store closings and asset impairments,

•	the aforementioned $2.0 million pension charge, and

•	a $26.7 million gain related to the reversal of certain estimated income tax reserves deemed no longer necessary.

Excluding this net gain, the Company would have recorded net income of $30.6 million, or $.19 per share, for the fiscal year ended January 29, 2011.

For the fiscal year ended January 30, 2010, the Company posted a net loss of $57.9 million, or $.40 per share. Those results included the following after-tax items totaling $10.4 million, or $.07 per share:

•	charges of $17.3 million related to asset impairments,

•	charges of $3.1 million related to the pension expense described above, and

•	a net gain of $10.0 million related to federal and state tax adjustments.

Excluding these items, the Company would have recorded a net loss of $47.5 million, or $.33 per share, for the prior fiscal year ended January 30, 2010.

Comments on the Fourth Quarter and Fiscal Year Ended January 29, 2011

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “I am very pleased with our fourth quarter and full year operating performance. The meaningful year-over-year improvement resulted from comparable store sales increases and gross margin rate expansion. Our team executed very well during the year as we strategically moved from defense to offense.”

“We achieved comparable store sales increases in each month of 2010, with our strongest performance in the fourth quarter,” Sadove commented. Comparable store sales rose 8.4% in the fourth quarter, exceeding the Company’s expectations. For the full fiscal year, comparable store sales increased 6.4%.

In the Saks Fifth Avenue stores, several merchandise categories showed relative strength during the fourth quarter, including women’s and men’s apparel, handbags, and shoes. For the quarter, the sales increase in the New York City flagship store was modestly below the Company’s aggregate comparable store sales performance.

Saks Direct posted an approximate 36% comparable store sales increase in the quarter and an approximate 28% increase for the fiscal year. OFF 5TH’s comparable store sales performance was below the Company’s aggregate comparable store sales performance for both the fourth quarter and the year.

The Company generated year-over-year gross margin rate improvement in the fourth quarter, up 130 basis points to 37.8% this year from 36.5% in last year’s fourth quarter. For the year, the

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gross margin rate was 40.1% in the current fiscal year versus 36.6% in the prior year, a 350 basis point improvement. The improvement exceeded management’s expectations and resulted from increased full-price selling and a reduced level of promotional activity.

Managing Selling, General, and Administrative expenses (“SG&A”) continues to be a key priority. For the fourth quarter (excluding certain items), the Company achieved modest leverage. As a percent of sales, SG&A expenses were 23.4% this year compared to 23.5% in the prior year. This leverage was achieved in spite of incurring planned incremental expenses to support the growth in Saks Direct as well as an increase in workers’ compensation expense during the quarter. In addition, the Company’s year-over-year proprietary credit card income was lower primarily due to previously announced term changes with HSBC; this income reduction was approximately $0.2 million and $5.2 million in the fourth quarter and fiscal year, respectively. For the full year, as expected, the Company experienced modest year-over-year deleverage of 20 basis points, with current year SG&A expenses totaling 25.6% of sales in the current year compared to 25.4% last year.

The Company generated operating income (excluding certain items) of 5.9% of sales in the current year fourth quarter compared to 3.6% in the prior year fourth quarter. For the fiscal year ended January 29, 2011, the Company’s operating margin was 3.9% of sales, an improvement over an operating loss of 0.8% in the prior year.

2010 Accomplishments

Sadove noted, “2010 was a year of good progress for Saks. We returned to prudently and profitably growing the business while making investments for the longer term. Some of the 2010 accomplishments we are most proud of include:

•

We carefully managed our inventory, reduced our promotional activity, and generated more full-price selling, which enabled us to achieve a year-over-year 350 basis point improvement in gross margin rate.

•

We continued our focus on growing our assortment of exclusive, differentiated, and limited distribution product at Saks Fifth Avenue, taking that number to over 10% of sales. One of our biggest successes in this area has been the Saks Fifth Avenue Men’s Collection.

•

Remaining committed to the “9-box” grid and our “good, better, best” model, we appropriately balanced our inventory to customer trends by store. We made inventory commitments in high-potential growth areas such as shoes and handbags.

•

We improved the Saks Fifth Avenue in-store customer experience by redefining store management roles and responsibilities, allowing management to spend more time on the selling floor with customers and developing sales associates. Sales associates received enhanced product and service training and have begun taking more control of their own business growth through the implementation of their individual business development plans.

•

On the marketing front at Saks Fifth Avenue, each store took ownership of expanding its market share by creating and executing its comprehensive local business development plan which facilitates acquiring, developing, and retaining customers. We became even more targeted and deliberate with our marketing spend. Our creative campaign, “I’m going to Saks” was very well received by our customers and the vendor community.

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•

We made substantial progress in real estate rationalization by closing six underperforming Saks Fifth Avenue stores, and we announced plans for another closing in early 2011. Closing these locations will allow us to focus our resources on our most productive locations.

•

We implemented important systems and process enhancements. We made significant investments in demand chain management systems, including Hold & Flow, focused on improving the allocation of merchandise to the stores. We installed an advanced robotics system for fulfilling Saks Direct orders which has increased productivity, improved space utilization, and improved customer service. Approximately 40% of Saks Direct’s orders were being fulfilled on the new system by the end of 2010; the system is expected to be fully operational by mid-2011.

•	We continued our focus on expense control while making targeted investments in areas such as Saks Direct with outsized growth potential.

•

We meaningfully grew the Saks Direct business by increasing the breadth and depth of our product offerings, personalizing our online marketing, and substantially improving the customer experience through website and process enhancements. Additionally, we launched numerous off-price flash sale events called Fashion Fix. Saks Direct revenues grew approximately 28% over the prior year.

•

At OFF 5TH, we opened four new stores and renovated one location. We continued to strengthen and expand our product offerings, with more emphasis on private brand and exclusive products. We continued to extend our marketing reach through our MORE! customer loyalty program.

•

Our balance sheet remained strong. We ended the fiscal year with no borrowings on our revolving credit facility and a year-over-year increased cash position. We made a voluntary contribution of approximately $20 million (in Saks common stock) to the Company’s frozen defined benefit pension plan which significantly strengthened the funded status of the plan and will reduce future pension contributions.”

Balance Sheet Highlights

Consolidated inventories at January 29, 2011 totaled $671.4 million, a 3.4% increase over the prior year. Inventories increased 5.8% on a comparable stores basis.

At fiscal year end, the Company had approximately $197.9 million of cash on hand and no direct outstanding borrowings on its revolving credit facility.

In accordance with FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), issuers of convertible debt instruments must separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discounts (the difference between the convertible rate and a nonconvertible borrowing rate on each issuance) on the Company’s two series of convertible notes are being accreted to interest expense through the note maturity dates. Accordingly, at January 29, 2011, $27.4 million of the $230 million 2.0% convertible notes balance and $15.2 million of the $120 million 7.5% convertible notes balance were classified in equity.

Funded debt (including capitalized leases, senior notes, and the debt and equity components of the convertible debentures) at January 29, 2011 totaled approximately $549.3 million, and debt-to-capitalization was 32.9% (without giving effect to cash on hand).

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Net capital spending for the fourth quarter and fiscal year ended January 29, 2011 totaled approximately $18.9 million and $48.4 million, respectively.

Outlook for and Approach to 2011

Sadove noted, “With improvement in the financial markets, we experienced a more stable and predictable operating environment in 2010. We are cautiously optimistic about the overall tone of business and the way our customers are responding to our initiatives. As we move into 2011, we remain committed to our core strategies. We will continue to take balanced risks, making key targeted investments in inventory and infrastructure where we believe the biggest opportunities are to drive sales and profit growth. All of our strategies and initiatives are focused on the customer and on providing a personalized, distinct, and differentiated shopping experience. Some specific areas of focus for 2011 will be:

•

Saks Fifth Avenue Merchandising – we will continue to manage the appropriate allocation of good/better/best merchandise by store, expand our assortment of exclusive and differentiated product, and focus on core businesses with outsized growth potential.

•

Saks Fifth Avenue Service – we will continue to elevate our customers’ in-store service experience through additional associate training and execution of individual associate business development plans.

•

Saks Fifth Avenue Marketing – we will enhance marketing at the local level, increasing our Customer Relationship Management (CRM) efforts and by refining and executing our by-store local business development plans.

•	Saks Direct – we will continue to drive growth in key merchandise categories, expand Fashion Fix, and further enhance the shopping experience.

•

OFF 5TH – we will drive additional growth in key merchandise categories and expand into new categories, further develop and leverage our loyalty and outreach programs, renovate select stores, and add new store locations as appropriate.”

The Company’s assumptions for 2011 are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•	Comparable store sales are expected to grow in the mid-single digit range for the full year.

•	Comparable store inventory levels are expected to be up in the mid-single digit range throughout the year.

•

Based upon current inventory levels and the Company’s promotional calendar and permanent markdown cadence, the Company expects the gross margin rate for the full fiscal year to be modestly above the 40.1% rate achieved in 2010. The Company’s gross margin rate is typically higher in the first half than in the second half of the fiscal year.

•

As a percent of sales, year-over-year SG&A expenses (excluding certain items) are expected to be flat to down slightly for the full fiscal year, with modest deleverage in the first half of the fiscal year and modest leverage in the second half of the fiscal year. SG&A dollar increases primarily are expected to arise from incremental variable costs associated with planned sales growth (primarily sales associates’ commissions), targeted investment spending to support Saks Direct growth, targeted incremental media spending, and an increase in employee benefit expense.

•

Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) are expected to total approximately $305 million to $310 million for the full fiscal year. Depreciation and amortization, which is included in the above amount, should approximate $120 million for the full year.

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•	Based on existing debt arrangements and interest rates, interest expense should approximate $51 million to $53 million for the full fiscal year.

•	An effective tax rate of approximately 40.0% for the year.

•

A basic common share count of approximately 157 million and a diluted common share count of approximately 160 million for the full fiscal year. Share counts used in earnings per share calculations are expected to fluctuate by quarter based on income levels, convertible debt, and stock options.

•	Net capital expenditures of approximately $65 million to $75 million for the full year.

Sadove concluded, “Our team is very focused on the future and is committed to the innovation, creativity, and superb execution of our strategies necessary to achieve our long-term financial and operating goals and to further enhance shareholder value.”

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for Saks Fifth Avenue stores, OFF 5TH stores, and Saks Direct. Total sales (in millions) for the fourth quarter and fiscal year ended January 29, 2011 compared to last year’s fourth quarter and fiscal year ended January 30, 2010 were:

			Total	Comparable
	This Year	Last Year	Increase	Increase
Fourth Quarter	$866.3	$811.3	6.8%	8.4%
Fiscal Year	$2,785.7	$2,631.5	5.9%	6.4%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Fourth Quarter	$11.4	$9.8
Fiscal Year	$31.8	$27.2

Other Information

The Company discontinued the operations of its Club Libby Lu (“CLL”) specialty store business in January 2009, and the operating performance of CLL is presented as “discontinued operations” in the current and prior year periods.

For the fourth quarter ended January 29, 2011, the Company’s two convertible debt instruments were dilutive; therefore, the applicable shares (approximately 40.9 million) were added to the weighted average shares outstanding and the applicable after-tax interest expense (approximately $4.0 million) was added to net income for the fully diluted earnings per share calculation.

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Wednesday, February 23, 2011 to discuss results for the fourth quarter and fiscal year ended January 29, 2011. To participate, please call (201) 689-8874 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (201) 612-7415 (account number 378; conference ID number 362239).

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Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “E-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates 47 Saks Fifth Avenue stores, 57 OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 30, 2010, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Three Months Ended
	January 29, 2011		January 30, 2010

Net sales	$866,331	100.0%	$811,314	100.0%
Cost of sales	538,730	62.2%	514,920	63.5%

Gross margin	327,601	37.8%	296,394	36.5%

Selling, general and administrative expenses	205,989	23.8%	195,557	24.1%
Other operating expenses:
Property and equipment rentals	23,350	2.7%	23,938	3.0%
Depreciation & other amortization	30,225	3.5%	32,791	4.0%
Taxes other than income taxes	20,122	2.3%	19,634	2.4%
Store pre-opening costs	211	0.0%	177	0.0%
Impairments and dispositions	(9,687)	–1.1%	28,894	3.6%

Operating Income (loss)	57,391	6.6%	(4,597)	–0.6%

Other income (expense):
Interest expense	(13,992)	–1.6%	(13,869)	–1.7%
Other income	712	0.1%	46	0.0%

Income (loss) before income taxes	44,111	5.1%	(18,420)	–2.3%

Provision (benefit) for income taxes	19,582	2.3%	(13,795)	–1.7%

Income (loss) from continuing operations	24,529	2.8%	(4,625)	–0.6%

Discontinued Operations:
Income from discontinued operations	693	0.1%	26	0.0%
Provision for income taxes	243	0.0%	9	0.0%

Income from discontinued operations	450	0.1%	17	0.0%

Net Income (loss)	$24,979	2.9%	$(4,608)	–0.6%

Per-share amounts - Basic
Income (loss) from continuing operations	$0.16		$(0.03)
Income from discontinued operations	$—		$—
Net Income (loss)	$0.16		$(0.03)

Per-share amounts - Diluted
Income (loss) from continuing operations	$0.14		$(0.03)
Income from discontinued operations	$—		$—
Net Income (loss)	$0.14		$(0.03)

Weighted average common shares:
Basic	155,613		153,479
Diluted	200,862		153,479

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Twelve Months Ended
	January 29, 2011		January 30, 2010

Net sales	$2,785,745	100.0%	$2,631,532	100.0%
Cost of sales	1,668,487	59.9%	1,668,097	63.4%

Gross margin	1,117,258	40.1%	963,435	36.6%

Selling, general and administrative expenses	715,951	25.7%	674,306	25.6%
Other operating expenses:
Property and equipment rentals	98,501	3.5%	101,756	3.9%
Depreciation & other amortization	118,696	4.3%	135,162	5.1%
Taxes other than income taxes	79,889	2.9%	75,271	2.9%
Store pre-opening costs	1,038	0.0%	2,077	0.1%
Impairments and dispositions	13,085	0.5%	29,348	1.1%

Operating Income (loss)	90,098	3.2%	(54,485)	–2.1%

Other income (expense):
Interest expense	(56,725)	–2.0%	(49,480)	–1.9%
Gain (loss) on extinguishment of debt	(4)	0.0%	783	0.0%
Other income (loss)	117	0.0%	1,019	0.0%

Income (loss) before income taxes	33,486	1.2%	(102,163)	–3.9%

Benefit for income taxes	(13,910)	–0.5%	(44,501)	–1.7%

Income (loss) from continuing operations	47,396	1.7%	(57,662)	–2.2%

Discontinued Operations:
Income (loss) from discontinued operations	693	0.0%	(395)	0.0%
Provision (benefit) for income taxes	243	0.0%	(138)	0.0%

Income (loss) from discontinued operations	450	0.0%	(257)	0.0%

Net Income (loss)	$47,846	1.7%	$(57,919)	–2.2%

Per-share amounts - Basic
Income (loss) from continuing operations	$0.31		$(0.40)
Income from discontinued operations	$—		$—
Net Income (loss)	$0.31		$(0.40)

Per-share amounts - Diluted
Income (loss) from continuing operations	$0.30		$(0.40)
Income from discontinued operations	$—		$—
Net Income (loss)	$0.30		$(0.40)

Weighted average common shares:
Basic	154,325		143,194
Diluted	158,413		143,194

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	January 29, 2011	January 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$197,866	$147,301
Merchandise inventories	671,383	649,196
Other current assets	105,404	93,479
Deferred income taxes, net	86,116	35,974

Total current assets	1,060,769	925,950

Property and equipment, net	890,364	956,082
Deferred income taxes, net	163,408	221,354
Other assets	28,559	32,315

TOTAL ASSETS	$2,143,100	$2,135,701

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$88,378	$101,739
Accrued expenses and other current liabilities	246,031	250,185
Current portion of long-term debt	147,498	27,857

Total current liabilities	481,907	379,781

Long-term debt	359,250	493,330
Other long-term liabilities	138,378	190,980

Total liabilities	979,535	1,064,091
Commitments and Contingencies
Shareholders’ Equity	1,163,565	1,071,610

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,143,100	$2,135,701